November 26, 2012

Citigroup Funding Inc. 399 Park Avenue New York, NY 10043

Ladies and Gentlemen:

We have acted as special tax counsel to you in connection with the issuance and sale of $3,767,000 aggregate principal amount of your Strategic Market Access Notes Based Upon a Basket of Energy-Related Master Limited Partnerships Due November 25, 2014 (the “Notes”), as described in the pricing supplement dated November 20, 2012 (the “Pricing Supplement”), to the prospectus supplement dated May 12, 2011 and the prospectus dated May 12, 2011, each as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), and included in the registration statement on Form S-3 (No. 333-172554) (the “Registration Statement”).

We hereby confirm to you that the disclosure set forth under the heading “Certain United States Federal Income Tax Considerations” in the Prospectus Supplement represents our opinion as to certain U.S. federal income tax consequences material to the purchase, ownership and disposition of the Notes, subject to the limitations set forth thereunder.

We hereby consent to the filing of this opinion letter as an exhibit to your Current Report on Form 8-K to be filed on the date hereof in connection with the issuance and sale of the Notes, and to the reference to us under the heading “Certain United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit

Citigroup Funding Inc., p. 2

that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP By:_________/s/ William L. McRae____________ William L. McRae, a Partner